      As filed with the Securities and Exchange Commission on April 4, 1997
                                                    Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                   EASCO, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        Delaware                                             94-3157362
(State of incorporation)                                  (I.R.S. Employer
                                                        Identification Number)

                                   EASCO, INC.
                             706 South State Street
                               Girard, Ohio 44420
                                 (330) 545-4311
                    (Address of principal executive offices)

               EMPLOYMENT AGREEMENT BETWEEN EASCO CORPORATION AND
                  NORMAN E. WELLS, JR. DATED DECEMBER 20, 1996

               EMPLOYMENT AGREEMENT BETWEEN EASCO CORPORATION AND
                     TERRY D. SMITH DATED DECEMBER 20, 1996

               EMPLOYMENT AGREEMENT BETWEEN EASCO CORPORATION AND
                  WITH JOSEPH M. BYERS DATED DECEMBER 20, 1996

               EMPLOYMENT AGREEMENT BETWEEN EASCO CORPORATION AND
                   JAMES R. MCKEITHAN DATED DECEMBER 20, 1996

               EMPLOYMENT AGREEMENT BETWEEN EASCO CORPORATION AND
                     LAWRENCE J. SAX DATED DECEMBER 30, 1996

                            (FULL TITLE OF THE PLAN)

                               ------------------

   Terry D. Smith                                     Mark A. Stegemoeller
Treasurer and Secretary            Copies to:           Latham & Watkins
      Easco, Inc.                                    Sears Tower, Suite 5800
 706 South State Street                              Chicago, Illinois 60606
  Girard, Ohio 44420                                     (312) 876-7700
    (330) 545-4311                                   Counsel to Registrant

                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                              --------------------







                         CALCULATION OF REGISTRATION FEE
                              (See following page)

================================================================================================================================

                                                                                           Proposed
                                                                       Proposed             maximum
                                                                        maximum            aggregate
          Title of each class of                 Amount to be       offering price         offering             Amount of
        securities to be registered               registered           per share             price          registration fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...............   220,000(1) Shares        $8.00(2)          $1,760,000(3)          $5,808.00
================================================================================================================================

(1) The 220,000 Shares being registered have been issued pursuant to employment agreements previously approved by the Board of Directors, and are being registered for resale hereunder.

(2) Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, the proposed maximum offering price reflects the last sale price reported on the Nasdaq National Market on March 31, 1997.

PROSPECTUS

                                   EASCO, INC.

                         220,000 Shares of Common Stock
                           (par value, $.01 per share)

         This Prospectus relates to the offer and sale of 220,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Easco, Inc. (the "Company"), which may be offered hereby from time to time by any or all of the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq National Market, or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders. The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock of the Company is listed on the Nasdaq National Market under the symbol "ESCO." On March 31, 1997, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $8.00.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is April 4, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Stock is listed on the Nasdaq National Market and similar information concerning the Company can be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006-1500.

         This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated by reference therein, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and (b) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, effective April 12, 1995 (Registration Statement No. 33- 89556). In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (such documents and the documents enumerated above, being hereinafter referred to as "Incorporated Documents," provided, however, that documents enumerated above or subsequently filed by the Company pursuant to Section 13(a), 13(c) or 14 of the Exchange Act prior to the filing of the Company's Annual Report on Form 10-K for the most recent fiscal year with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K).

         Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Easco, Inc., Attention: Secretary, 706 South State Street, Girard, Ohio 44420, telephone number (330) 545-4311.

                                  RISK FACTORS

         Investors and prospective investors in the Common Stock should consider the following factors with the other information contained in this Prospectus. Information contained or incorporated by reference in this Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "plans," "expects," "anticipates," "estimates," "should" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those contemplated by any such forward-looking statements. These factors may be updated from time to time in documents filed with the Securities and Exchange Commission and incorporated by reference in this Prospectus.

CUSTOMERS IN CYCLICAL INDUSTRIES; LIMITED BACKLOGS

         Demand for most of the Company's products is cyclical in nature and subject to changes in general economic conditions that affect market demand. Sales to the building and construction markets are driven by trends in commercial and residential construction, housing starts, residential repair and remodelings. Transportation sales are also cyclical in nature and typically follow the trends in the automotive, truck and recreational vehicle manufacturing industries, while sales of coaxial cable sheathing are dependent upon the replacement and/or expanded installation of coaxial cable for cable television. Many of the industries served by the Company have experienced recessionary or slow growth conditions for substantial periods in the past, and adverse economic conditions may have a material adverse effect on the Company's business or financial condition. Historically, lower demand has led to lower margins, lower production levels or both. The Company's capacity utilization is also materially affected by demand levels, and capacity utilization is an important factor in the Company's operating performance. The Company and the extrusion industry generally operate with limited order backlogs, so that adverse changes in demand can rapidly impact production levels and operating performance. Adverse economic conditions affecting the overall economy or one or more of the Company's end-use markets therefore may have a material adverse effect on the Company's business and financial condition.

SUBSTANTIAL LEVERAGE

         The Company is highly leveraged with a debt to total capitalization ratio of 57.4% at December 31, 1996. The Company is also permitted to incur additional indebtedness if, at the time, it is able to comply with restrictions under the indenture (the "Senior Note Indenture") governing its 10% Senior Notes due 2001 (the "Senior Notes Indenture") and the Company's revolving credit agreement (the "Credit Agreement"). The Company is more highly leveraged than certain of its competitors, which may place the Company at a competitive disadvantage. The Company's degree of leverage may make it more vulnerable to a downturn in general economic conditions, particularly in the building and construction and transportation industries, and limit its ability to respond to changing business and economic conditions. In addition, the Company expects that it will likely require additional financing to refinance its Senior Notes at maturity in 2001. There can be no assurance that such additional financing will be available at that time, or available on reasonable terms.

ALUMINUM MARKET CONDITIONS

         The Company's primary raw materials are aluminum ingot and scrap aluminum. The Company is therefore subject to the short-term commodity risk of carrying aluminum in its inventory. In addition, because changes in aluminum prices are generally passed through to the Company's customers, increases or decreases in aluminum prices generally cause corresponding increases and decreases in reported net sales, causing fluctuations in reported revenues that are unrelated to the level of business activity. Any major dislocation in the supply and/or price of aluminum could have a material adverse effect on the Company's business and financial condition. If the Company is unable to pass through aluminum price changes to its customers in the future, the Company could be materially adversely affected. Aluminum price levels may also impact the level of inventories the Company's customers seek to maintain, and may thereby impact the Company's order rates as customers adjust their inventories.

VARIABLE COSTS

         In a competitive industry that has experienced limited market growth in recent periods, the Company's operating performance depends to a material extent on its ability to control variable costs. Certain of the Company's costs are significantly affected by factors beyond the Company's control. For example, the Company's casting operations use significant quantities of natural gas, increases in the price of which adversely impacted the Company's operating performance in 1996 and could adversely affect operating performance in future periods. Similarly, the Company's labor costs are affected by regional and national labor market conditions, which could adversely affect labor costs in the event of labor shortages or prevailing wage increases in one or more locations. In addition, the Company attempts to control variable costs in part through capital expenditures that are intended to increase manufacturing efficiency. There can be no assurance that the Company's capital expenditure program will successfully reduce or limit operating costs, or that the Company's other variable costs will not experience material increases.

COMPETITION AND MODERATE BARRIERS TO ENTRY

         The aluminum extrusion industry is fragmented and highly competitive. The Company faces competition from other independent aluminum extruders as well as certain vertically integrated aluminum companies (i.e., those with primary aluminum ingot production capacity) that participate in the extrusion market. Some of the Company's competitors, particularly those that are vertically integrated, have greater financial resources than the Company, and certain competitors have merged in recent years (including Alumax Aluminum and Cressona Aluminum in 1995). The impact of competition can be particularly acute in market segments where there are a limited number of customers (e.g., cable sheathing). The aluminum extrusion industry has not experienced significant growth in recent years, and market share expansion may require price competition that can adversely affect profitability. There can be no assurance that the Company will be able to compete successfully or that competition will not have a material adverse effect on the Company's business or financial condition.

         Other building materials (such as vinyl) may be substituted for aluminum in certain applications (particularly replacement window frames) and competition from manufacturers of these materials could adversely affect the Company's business to the extent the Company does not participate in any growth in use of these alternative materials.

         Management believes that the extrusion industry offers only moderate barriers to entry, and extrusion presses and other capital equipment are readily available on the open market. Although management is aware of no significant recent entrants, there can be no assurance that new entrants will not increase competition in the aluminum extrusion industry, which could adversely affect the Company.

ENVIRONMENTAL RISKS

         The Company is subject to a wide variety of federal, state and local environmental laws and regulations ("Environmental Laws") which continue to be adopted and amended. These Environmental Laws regulate, among other things, air and water emissions and discharges at the Company's manufacturing facilities; the generation, storage, treatment, transportation and disposal of solid and hazardous waste by the Company; the release of hazardous substances, pollutants and contaminants into the environment at properties operated by the Company and at other sites; and, in some circumstances, the environmental condition of property prior to a transfer or sale. Risks of significant environmental costs and liabilities are inherent in the operations and facilities of the Company, as well as other participants in the aluminum extrusion industry. The Company believes, however, that its current operations are in substantial compliance with Environmental Laws.

         The Company believes that approximately 16 of the disposal facilities known to have been used by the Company are "Superfund" sites or potentially will be considered for Superfund status. The Company has been named as a "potentially responsible party" with respect to the disposal of wastes at six of these waste disposal sites under the federal "Superfund" statute and certain analogous state statutes. Based upon information known to the Company concerning the size of these sites, their years of operation, the number of past users and the characteristics of the Company's waste generation, management believes that the Company's proportionate share of the cost of the necessary investigation and eventual remedial work that may need to be performed at the sites will not have a material adverse effect on the Company's financial condition or results of operations. During 1996, the Company paid $320,000 to settle its share of the liability at the Macon/Dockery site in North Carolina, which management felt presented the greatest possible risk to the Company at this time.

         A number of the Company's present and past facilities have been in operation for many years, and it is possible that additional environmental issues that could be material may arise in the future. Also, future regulations and changes in the text or interpretation of existing Environmental Laws may subject the Company's operations to increasingly stringent standards. While the precise effect of these changes on the Company cannot be estimated, compliance with such requirements may make it necessary, at costs which may be substantial, to retrofit existing facilities with additional pollution-control equipment and to undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes.

         While the ultimate extent of the Company's liability for potential fines, penalties, remedial costs, claims and litigation relating to environmental laws and health and safety matters and future capital expenditures that may be associated with environmental laws cannot be determined at this time, management, with the assistance of outside environmental consultants, annually assesses the Company's environmental contingencies. Based on management's estimate of the exposure, the Company has recorded a reserve of $9.3 million at December 31, 1996 representing the Company's best estimate of costs of remedial action as well as any related legal and consulting work. Management believes this amount, under existing laws and regulations, is adequate to cover presently identified environmental liabilities, but no assurance can be given that such amount will be adequate to cover the ultimate costs of these liabilities, or the cost of environmental liabilities that may arise or be identified in the future. Although management expects that any cash outlays with respect to such matters would be made over a number of years, the timing of any such expenditures cannot be determined.

ACQUIRED ASSETS

         The Company may acquire companies or assets that would enable the Company to offer complementary products or expand geographic coverage, and that management considers likely to enhance the Company's operations and profitability. There can be no assurance that any business or assets acquired by the Company will be integrated successfully into the Company's operations or be able to operate profitably. For example, the Company's acquisitions of Dolton Aluminum Company and certain extrusion assets in Kokomo, Indiana have not been profitable, resulting in a special pre-tax charge of approximately $23.3 million to write down the carrying value of certain related assets in the year ended December 31, 1996.

SEASONALITY AND QUARTERLY FLUCTUATIONS

         The Company's business is subject to seasonal and quarterly fluctuations. Historically, demand for extrusions and therefore capacity utilization has generally been highest in the summer months, resulting in a higher portion of the Company's net sales and profits in the second and third quarters relative to the first and fourth quarters of each year. LIFO adjustments may materially affect results from quarter to quarter, depending on changes in aluminum price levels, without regard to the level of the Company's underlying business activity. The Company's quarterly earnings may also be affected by the timing of acquisitions (if any) or the integration or commencement of new press operations which may affect the availability and extent of utilization of additional press capacity.

MANAGEMENT REALIGNMENT; DEPENDENCE ON KEY MANAGEMENT

         In November 1996, the Company appointed a new group of senior executive officers, including its President and Chief Executive Officer, its Executive Vice President and Chief Financial Officer, its Vice President-Sales and Marketing, its Vice President-Operations and Vice President-Raw Materials. In connection with this management realignment, the Company incurred special pre-tax charges of approximately $3.5 million in the year ended December 31, 1996. The success of the Company depends to a large extent on this new management team, including the Company's President and Chief Executive Officer, Norman E. Wells, Jr. There can also be no assurance that the Company's new senior executive officers will have any favorable impact on the Company's business or financial condition. The Company does not maintain key-man life insurance on any of its executive officers.

LIMITATION ON DIVIDENDS

         The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board of Directors. Presently, the Senior Note Indenture and the Credit Agreement contain certain covenants which limit Easco's ability to pay dividends to Easco, Inc. and therefore limit Easco, Inc.'s ability to pay dividends. The Company intends to retain earnings to retire indebtedness and support the growth of the Company's business. Although the Company presently intends to continue its practice of paying a regular quarterly dividend of $.01 per share, there can be no assurance that the Board of Directors of the Company will declare or pay dividends on the Common Stock in the future.

CONTROL BY PRINCIPAL STOCKHOLDER

         American Industrial Partners Capital Fund, L.P. ("AIP") beneficially owns 40.7% of Easco, Inc.'s outstanding Common Stock. Accordingly, AIP will have substantial voting power in the election of the Board of Directors of Easco, Inc. and, in general, the determination of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the assets of the Company, and in preventing or causing a change in control of the Company. American Industrial Partners Management Company ("AIPM") will continue to provide advisory services to the Company on an ongoing basis pursuant to a Services Agreement.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Amended and Restated Certificate of Incorporation (the "Certificate") of Easco, Inc. may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider to be in its best interest. These provisions (i) classify Easco, Inc.'s Board of Directors into three classes, each of which will serve for different three-year periods, (ii) authorize the issuance of up to 1,000,000 shares of preferred stock of Easco, Inc., the rights, preferences, privileges, qualifications, limitations and restrictions of which the Board of Directors is authorized to fix without any further vote or action by the stockholders, (iii) generally prohibit stockholder action by written consent and stockholder-called special meetings unless approved by the Board of Directors,
(iv) prohibit removal of Easco, Inc.'s directors except upon the vote of a majority of the Board of Easco, Inc. or upon a vote of the holders of 80% of the Common Stock and (v) require a vote of the holders of 80% of the Common Stock to amend the classified board and director removal provisions. Easco, Inc. is also subject to Section 203 of the Delaware General Corporation Law, which prohibits certain business combinations between Easco, Inc. and certain stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

         No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Easco, Inc. has approximately 10.4 million shares of Common Stock outstanding (net or treasury shares), excluding approximately 1.2 million issuable upon the exercise of stock options held by Citicorp Venture Capital, Ltd. and management, and stock options eligible for future grants. Such shares are generally freely tradeable subject to the volume and other limitations of Rule 144 under the Securities Act of 1933. Pursuant to a registration rights agreement, certain existing stockholders have "piggy-back" registration rights with respect to their shares in any future registration of Common Stock by Easco, Inc.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares offered hereby. All of the proceeds will be received by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The persons that may offer shares of Common Stock pursuant to this Prospectus (the "Selling Stockholders") acquired all Common Stock registered hereunder in connection with their entry into employment agreements with the Company and/or its wholly-owned subsidiary, Easco Corporation ("Easco"). Mr. Wells acquired 100,000 of his shares registered hereunder, and each of the other Selling Stockholders acquired all of their shares registered hereunder, as a signing bonus upon payment of par value of $.01 per share. Mr. Wells also acquired 70,000 shares in lieu of a portion of a cash signing bonus, at a price of $6.00 per share. All of the 220,000 shares of Common Stock offered by this Prospectus are being offered for the accounts of the Selling Stockholders.

         The following table sets forth the name of each Selling Stockholder, the nature of his position, office, or other material relationship with the Company within the past three years, the number of shares of Common Stock owned by each Selling Stockholder prior to the offering, and the number of shares and (if one percent or more) the percentage of the class to be owned by such Selling Stockholder after the offering.

                                Relationship               Shares Owned              Shares
Name                          with the Company         Prior to Offering(1)          Offered        Shares Owned After Offering
----                          ----------------         -----------------             -------        ---------------------------
                                                                                                       Number          Percent
                                                                                                       ------          -------

Norman E. Wells, Jr.         President and Chief             170,000                170,000              ---              *
                           Executive Officer of the
                            Company and of Easco
                           Corporation, a subsidiary
                               of the Company
                                  ("Easco")

Terry D. Smith             Vice President and Chief           12,500                 12,500              ---              *
                           Financial Officer of the
                              Company and Easco

Joseph M. Byers            Vice President - Sales             12,500                 12,500              ---              *
                           and Marketing of Easco

James R. McKeithan            Vice President -                12,500                 12,500              ---              *
                             Operations of Easco

Lawrence J. Sax             Vice President - Raw              12,500                 12,500              ---              *
                             Materials of Easco

-----------
(1) Excludes the following shares subject to non-qualified stock options, none of which are exercisable within 60 days: Mr. Wells, 300,000 shares; Messrs. Smith, Byers, McKeithan and Sax, 87,500 shares each.

*        Amount represents less than 1%.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders have no present intention of selling any of their shares; the Registration Statement of which this Prospectus is a part has been filed to enable the Selling Stockholders to obtain margin credit secured by the shares registered by such Registration Statement if they should elect to do so. The Selling Stockholders or their pledgees, donees, transferees or other successors in interest may sell shares of Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) on the Nasdaq National Market (or on such other national stock exchanges on which the shares of Common Stock may be traded from time to time) in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, (B) in the over-the-counter market, or (C) in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transferors may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the transferors and/or commissions from purchasers of shares of Common Stock for whom they may act as agent. The transferors and any broker-dealers or agents that participate in the distribution of shares of Common Stock by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

         Under the securities laws of certain states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         The Company has informed the Selling Stockholders that (i) the antimanipulation provisions of Regulation M under the Exchange Act may apply to purchase and sales of the Common Stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock, (ii) if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required, and (iii) that the number of shares that may be sold pursuant to this Prospectus and the manner of such sales would be limited by Rule 144 under the Securities Act to the extent such Selling Stockholders are "affiliates" of the Company as defined in such Rule, and (iv) pursuant to Instruction C.2(b) of Form S-8 of the Commission, the number of shares that may be reoffered or resold by each Selling Stockholder (and any other person with whom he is acting in concert for the purpose of selling securities of the Company) pursuant to this Prospectus during any three-month period may not exceed the amount specified in Rule 144(e) under the Securities Act.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Amended and Restated Certificate of Incorporation (the "Certificate") of the Company mandates indemnification of all persons party to any action, suit or proceeding (whether civil, criminal, administrative or legislative) by reason of the fact that he or she or a person of whom he or she is a legal representative, is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged in the person's official capacity or in any other capacity, to the accordance with the Delaware General Corporation Law. However, the Company is obligated to indemnify a person seeking indemnity in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors.

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its factor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his states as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Under the Certificate, the right of indemnification is a contract right and includes the right to be reimbursed by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the Company in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director of officer) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Certificate.

         Furthermore, if a claim brought under the Certificate as described above is not paid in full by the Company within ninety days after a written claim has been received by the Company, the person seeking indemnity may bring suit against the Company to recover the unpaid part of the claim and, if successful in whole or part, is also entitled to be paid the expense of prosecuting such claim. A defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Company is that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Company to indemnify the claimant for the amount claimed, but the Company carries the burden of proving such defense.

         Under the Certificate, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Also, under the Certificate, if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of the directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

         Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company that the claimant has not met such applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standard of conduct.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, Chicago, Illinois.

                                     EXPERTS

         The Company's consolidated financial statements, incorporated herein by reference to the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference and have been so incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                                 220,000 SHARES

                                   EASCO, INC.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                             ----------------------

                                  APRIL 4, 1997

                             ----------------------

                                     PART II

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE

                  The Company's (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and (b) the description of the Company's Common Stock contained in the Company's registration statement on Form S-1, effective April 12, 1995 (Registration Statement No. 33-89556) are incorporated by reference into this registration statement. Any documents filed by the Company subsequent to the filing of this registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES

                  Not Applicable

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not Applicable

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  The Amended and Restated Certificate of Incorporation (the "Certificate") of Easco, Inc. mandates indemnification of all persons party to any action, suit or proceeding (whether civil, criminal, administrative or legislative) by reason of the fact that he or she or a person of whom he or she is a legal representative, is or was a director, officer, employee or agent of Easco, Inc., or is or was serving at the request of Easco, Inc. as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged in the person's official capacity or in any other capacity, to the fullest extent of and in accordance with the Delaware General Corporation Law. However, Easco, Inc. is obligated to indemnify a person seeking indemnity in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors.

                  Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its factor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his states as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

                  Under the Certificate, the right of indemnification is a contract right and includes the right to be reimbursed by Easco, Inc. for expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of Easco, Inc. in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director of officer) in advance of the final disposition of such proceeding will be made only upon delivery to Easco, Inc. of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Certificate.

                  Furthermore, if a claim brought under the Certificate as described above is not paid in full by Easco, Inc. within ninety days after a written claim has been received by Easco, Inc., the person seeking indemnity may bring suit against Easco, Inc. to recover the unpaid part of the claim and, if successful in whole or part, is also entitled to be paid the expense of prosecuting such claim. A defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to Easco, Inc.) is that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for Easco, Inc. to indemnify the claimant for the amount claimed, but Easco, Inc. carries the burden of proving such defense.

                  Under the Certificate, a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Also, under the Certificate, if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of the directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

                  Neither the failure of Easco, Inc. to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by Easco, Inc. that the claimant has not met such applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standard of conduct.

Easco Corporation (a subsidiary of Easco, Inc.)

                  Subsection (c) of Section 2-418 of the Maryland Corporation Law provides that no director may be indemnified under subsection (b) of Section 2-418 in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

                  Subsection (d)(1) of Section 2-418 requires that a director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of Section 2-418 be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

                  Subsection (d)(2) permits a court of appropriate jurisdiction, upon application of a director or such notice as the court shall require, to order indemnification in the following circumstances:

                  (i) If it determines a director is entitled to reimbursement under paragraph (1) of subsection (d) of Section 2-418, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

                  (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of Section 2-418 or has been adjudged liable under the circumstances described in subsection (c) of
         Section 2-418, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection
         (c) of Section 2-418 shall be limited to expenses.

                  A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

                  Subsection (e) of Section 2-418 provides that indemnification under subsection (b) of Section 2-418 may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in that subsection. This determination must be made by the board of directors, special legal counsel selected by the board of directors or the stockholders.

                  Subsection (f)(1) of Section 2-418 permits payment of reasonable expenses incurred by a director who is a party to a proceeding to be paid or reimbursed in advance of the final disposition of the proceeding upon receipt by the corporation of:

                  (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

                  (ii) A written undertaking by or on behalf of the director to repay the amount if it ultimately is determined that the standard of conduct has not been met.

The undertaking required by subparagraph (ii) of subsection (f)(1) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

                  Subsection (j) of Section 2-418 requires a corporation to indemnify an officer of the corporation as and to the extent provided in subsection (d) of Section 2-418. Such officer is also entitled, to the same extent as a director, to seek indemnification pursuant to subsection (d) of
Section 2-418.

                  Certain officers and directors of Easco, Inc. and Easco are also directors of Dolton, a Wisconsin corporation, and are indemnified to the full extent permitted by Wisconsin law pursuant to Dolton's by-laws. Wisconsin law provides protections similar to those of Delaware and Maryland.

                  The Company has obtained directors' and officers' liability insurance for its officers and directors.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

                  The shares to be offered or sold include 150,000 shares of Common Stock issued by the Company for par value pursuant to employment agreements with executive officers of the Company, filed as Exhibits to this Registration Statement, and 70,000 shares issued to Norman E. Wells, Jr. pursuant to his employment agreement as a portion of his signing bonus in lieu of cash, at a price of $6.00 per share. Such shares were issued by the Company pursuant to an exemption from registration under Section 4(2) of the Securities Act.

ITEM 8.           EXHIBITS

Exhibit
Number              Description
-------             -----------
    4.1           Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the
                  Registration Statement on Form S-1, effective April 12, 1995) [SEC File No. 33-
                  89556]

    4.2(a)        Amended and Restated Certificate of Incorporation of Easco, Inc. (incorporated by reference to Exhibit 3.1 of Amendment No. 3 to the Registration Statement on Form
                  S-1, effective April 12, 1995) [SEC file No. 33-89556]

    4.2(b)        Certificate of Correction to the Amended and Restated Certificate of Incorporation
                  (incorporated by reference to corresponding exhibit filed as an exhibit to Form 10-Q filed November 13, 1995) [SEC file No. 0-25834]

    *4.3(a)       Employment Agreement between Easco Corporation and Norman E. Wells, Jr. dated as of December 20, 1996 (incorporated by reference to Exhibit No. 10.5(c) to the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1996)

    *4.3(b)       Employment Agreement between Easco Corporation and Terry D. Smith dated as of
                  December 20, 1996 (incorporated by reference to Exhibit No. 10.5(d) to the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1996)

    *4.3(c)       Employment Agreement between Easco Corporation and Joseph M. Byers dated as of
                  December 20, 1996 (incorporated by reference to Exhibit No. 10.5(e) to the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1996)

    *4.3(d)       Employment Agreement between Easco Corporation and James R. McKeithan dated as of December 20, 1996 (incorporated by reference to Exhibit No. 10.5(f) to the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1996)

    *4.3(e)       Employment Agreement between Easco Corporation and Lawrence J. Sax dated as of
                  December 30, 1996 (incorporated by reference to Exhibit No. 10.5(g) to the
                  Company's Annual Report on Form 10-K for the year ended December 31, 1996)

    +5            Opinion of Latham & Watkins

    +23.1         Consent of Deloitte & Touche LLP

    +23.2         Consent of Latham & Watkins (included in Exhibit 5 Opinion)

    +24           Power of Attorney

    ----------------------
    + Filed herewith

ITEM 9.           UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933 (the "Securities
                  Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Girard, State of Ohio, on April 2, 1997.

                                         EASCO, INC.

                                         By /s/ Norman E. Wells, Jr.
                                            -----------------------------
                                            Norman E. Wells, Jr., President
                                            and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                   Title                                      Date
---------                                   -----                                      ----
                                                                             )
                                                                             )
/s/ Norman E. Wells, Jr.                    President and Chief              )
--------------------------------            Executive Officer                )
Norman E. Wells, Jr.                        (Principal Executive             )
                                            Officer)                         )
                                                                             )
                                                                             )
                                                                             )       April 2, 1997
                                                                             )
/s/ Terry D. Smith                          Executive Vice President,        )
--------------------------------            Treasurer and Secretary          )
Terry D. Smith                              (Principal Financial             )
                                            and Accounting Officer)          )
                                                                             )
                                                                             )
/s/ Tom H. Barrett*                         Director                         )
--------------------------------                                             )
Tom H. Barrett                                                               )
                                                                             )
                                                                             )
/s/ W. Richard Bingham*                     Director                         )
--------------------------------                                             )
W. Richard Bingham                                                           )
                                                                             )
                                                                             )
/s/ Robert J. Klein*                        Director                         )
--------------------------------                                             )
Robert J. Klein                                                              )
                                                                             )
                                                                             )
/s/ Gene E. Little*                         Director                         )
--------------------------------                                             )
Gene E. Little                                                               )
                                                                             )
                                                                             )
/s/ Theodore C. Rogers*                     Director                         )
--------------------------------                                             )
Theodore C. Rogers                                                           )
                                                                             )
                                                                             )
/s/ Samuel H. Smith, Jr.*                   Director                         )
--------------------------------                                             )
Samuel H. Smith, Jr.                                                         )
                                                                             )
                                                                             )
/s/ Lawrence W. Ward*                       Director                         )
--------------------------------                                             )
Lawrence W. Ward, Jr.                                                        )

/s/ Robert J. Klein
---------------------------------------
*By:  Robert J. Klein, Individually and as Attorney-in-Fact

                                  EXHIBIT INDEX
                                                                                                       Sequentially
Exhibit                                                                                                   Numbered
Number            Description                                                                              Page
-------           -----------                                                                          -------------
    4.1           Form of Common Stock Certificate (incorporated by reference to
                  Exhibit 4.1 of the Registration Statement on Form S-1,
                  effective April 12, 1995) [SEC File No. 33-89556]                                          ___

    4.2(a)        Amended and Restated Certificate of Incorporation of Easco, Inc.
                  (incorporated by reference to Exhibit 3.1 of Amendment No. 3 to the
                  Registration Statement on Form S-1, effective April 12, 1995) [SEC
                  file No. 33-89556]                                                                         ___

    4.2(b)        Certificate of Correction to the Amended and Restated Certificate of
                  Incorporation (incorporated by reference to corresponding exhibit filed as an exhibit to Form 10-Q filed November 13, 1995) [SEC file No. 0-
                  25834]                                                                                     ___

    *4.3(a)       Employment Agreement between Easco Corporation and Norman E.
                  Wells, Jr. dated as of December 20, 1996 (incorporated by reference to
                  Exhibit No. 10.5 (c) to the Company's Annual Report on Form 10-K for
                  the year ended December 31, 1996)                                                          ___

    *4.3(b)       Employment Agreement between Easco Corporation and Terry D.
                  Smith dated as of December 20, 1996 (incorporated by reference to
                  Exhibit No. 10.5(d) to the Company's Annual Report on Form 10-K
                  for the year ended December 31, 1996)                                                      ___

    *4.3(c)       Employment Agreement between Easco Corporation and Joseph M.
                  Byers dated as of December 20, 1996 (incorporated by reference to
                  Exhibit No. 10.5(e) to the Company's Annual Report on Form 10-K
                  for the year ended December 31, 1996)                                                      ___

    *4.3(d)       Employment Agreement between Easco Corporation and James R.
                  McKeithan dated as of December 20, 1996 (incorporated by reference to Exhibit No. 10.5(f) to the Company's Annual Report on Form 10-K
                  for the year ended December 31, 1996)                                                      ___

    *4.3(e)       Employment Agreement between Easco Corporation and Lawrence J.
                  Sax dated as of December 30, 1996 (incorporated by reference to
                  Exhibit No. 10.5(g) to the Company's Annual Report on Form 10-K
                  for the year ended December 31, 1996)                                                      ___


    +23.1         Consent of Deloitte & Touche LLP                                                           E-_

    +23.2         Consent of Latham & Watkins (included in Exhibit 5 Opinion)                                E-_

    +24           Power of Attorney                                                                          E-_

+ Filed herewith

                                       ii